EXHIBIT 10.4

STRATEGIC HOTEL CAPITAL, INC.

STOCK UNIT AWARD AGREEMENT

We are pleased to inform you that you have been awarded by Strategic Hotel Capital, Inc. (the “Company”), a stock unit award (the “Stock Unit Award”).

The terms of the Stock Unit Award are as set forth in this Stock Unit Award Agreement (“Agreement”). The Stock Unit Award Agreement is granted under the Strategic Hotel Capital, Inc. 2004 Incentive Plan (“Plan”) and, except as expressly provided otherwise herein, is limited by and subject to the express terms and conditions of the Plan, a copy of which is attached. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The basic terms of the Stock Unit Award are summarized as follows:

Grant Date:

Number of Units:	_______________

1.	Vesting

(a) The Stock Unit Award is subject to forfeiture upon termination of your employment or service relationship with the Employer as described below. The Stock Unit Award will vest and no longer be subject to forfeiture on the dates set forth below (each a “Vesting Date”) according to the following schedule:

Date at Which Portion of Stock Unit Award is Vested and No Longer Subject to Forfeiture Provided Continuous Employment or Service With the Employer From the Grant Date	Portion of Stock Unit Award Vested and No Longer Subject to Forfeiture
December 31, 20__	25%
December 31, 20__	50%
December 31, 20__	75%
December 31, 20__	100%

(b) Units that have vested and are no longer subject to forfeiture according to the schedule above are referred to herein as “Vested Units.” Units that have not vested and remain subject to forfeiture under the preceding schedule are referred to herein as “Unvested Units.” The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the above schedule. Collectively, the Unvested Units and Vested Units are referred to herein as the “Units.”

(c) Early lapse of the forfeiture restrictions may occur as described below in connection with a Change of Control, your death, your retirement from the Employer after age 60, or your Disability.

2.	Termination of Employment or Services

If your employment or service relationship with the Employer terminates for any reason other than death, retirement from the Employer after age 60, or Disability, any portion of this Stock Unit Award that has not vested as provided in Section 1 will immediately terminate. You will forfeit all Unvested Units upon such occurrence without the payment of any further consideration to you.

If your employment or service relationship with the Employer terminates because of death, retirement from the Employer after age 60, or Disability, the vesting of this Stock Unit Award will accelerate and all Units under this Stock Unit Award will become fully vested.

3.	Change of Control

Upon a Change of Control of the Company, the vesting of your Stock Unit Award will accelerate and all Units under this Agreement shall become fully vested.

4.	Conversion of Units into Shares of Common Stock

Except as otherwise provided by a deferral election pursuant to Section 5 of this Agreement, Vested Units shall be converted into shares of Common Stock and distributed to you on or about the February 15th following the day when Unvested Units become Vested Units at the applicable Vesting Date or as soon as administratively feasible following your termination of employment with respect to Unvested Units which become Vested Units in accordance with Section 2.

If, however, you elect to defer payment of the shares of Common Stock as provided in Section 5 of this Agreement, the shares of Common Stock shall be issued as set forth in the Deferral Election Agreement entered into between you and the Committee.

5.	Deferral Election

You may elect to defer delivery of the shares of Common Stock that would otherwise be due by virtue of the lapse or waiver of the vesting requirements as set forth in Section 1. The Committee shall, in its sole discretion, establish the rules and procedures for such deferral elections and payment deferrals.

6.	Dividends

You shall be credited with dividend equivalents with respect to your Units under this Agreement. The Committee, in its sole discretion, may determine the form of payment of dividend equivalents, including cash, shares of Common Stock or Units.

7.	No Rights as Shareholder

You shall not have voting or any other rights as a shareholder of the Common with respect to the Units. Upon conversion of the Units into shares of Common Stock, you will obtain full voting and other rights as a shareholder of the Company.

8.	Securities Law Compliance

Notwithstanding any other provision of this Agreement, you may not sell the shares of Common Stock acquired upon the conversion of Units unless such shares are registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such sale would be exempt from the registration requirements of the Securities Act. The sale of such shares of Common Stock must also comply with other applicable laws and regulations governing the shares, and you may not sell the shares of Common Stock if the Company determines that such sale would not be in material compliance with such laws and regulations.

9.	Transfer Restrictions

9.1 Restrictions on Transfer of Unvested Shares. Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntarily or by operation of law, directly or indirectly, of Units shall be strictly prohibited and void, provided that such restrictions on transfer will not apply to a gratuitous transfer of the Units, provided, and only if, you obtain the Committee’s prior written consent to such transfer.

9.2 Market Standoff. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, you and any transferee agree not to sell, make any short sale of, loan, hypothecate, pledge, assign, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to, any shares of Common Stock acquired upon the conversion of Units if so requested by the underwriter. Such limitations will be in effect for such period of time as may be requested by the underwriter.

10.	Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving Units or shares of Common Stock or deferring or disposing of Units or shares of Common Stock may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving, deferring or disposing of Units or shares of Common Stock. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Shares in light of your specific situation or have had the opportunity to consult with such a tax advisor but chose not to do so.

11.	Withholding and Disposition of Shares

You agree to make arrangements satisfactory to the Employer for the payment of any federal, state, local or foreign withholding tax obligations that arise with respect to this Stock Unit Award, including, without limitation, the receipt of shares of Common Stock. Notwithstanding the previous sentence, you acknowledge and agree that the Employer has the right to deduct from payments of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect this Stock Unit Award, including, without limitation, the receipt of shares of Common Stock.

12.	General Provisions

12.1 No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

12.2 Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Committee may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you, the Units or the shares acquired upon conversion of the Units pursuant to the express provisions of this Agreement.

12.4 Agreement Is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

12.5 Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

12.6 No Employment or Service Contract. This Agreement does not confer upon you any right with respect to continuance of employment by the Employer, nor does it interfere in any way with the right of your employer to terminate your employment or services at any time.

12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

12.8 Governing Law. This Agreement will be construed and administered in accordance with and governed by the laws of the State of Illinois.

REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above on the first page of this Agreement as the Grant Date.

STRATEGIC HOTEL CAPITAL, INC.

By:
Its:

[Name of Grantee]